Exhibit 99.1

FLUOR REAFFIRMS 2005 EARNINGS GUIDANCE

ALISO VIEJO, Calif., — May 11, 2005 – Fluor Corporation (NYSE: FLR) today reaffirmed its current 2005 earnings guidance of $2.35 to $2.55 per share. The company announced yesterday that it will relocate its corporate headquarters from Southern California to the Dallas/Ft. Worth metropolitan area. While it is still early in the relocation process, the company presently does not expect the net impact of the move to have a material effect on its results for 2005.

     Fluor Corporation provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.